Exhibit 10.18

March 16, 2005

Mr. J. Patrick Spainhour

114 Scarlet Drive

Columbus, Mississippi 39701

Dear Pat:

Reference is made to the employment agreement between you and AnnTaylor Stores Corporation (the “Company”) dated as of January 29, 2002 (the “Employment Agreement”).

In connection with the Company’s succession planning, you have decided to retire and resign your position as Chairman of the Board and Chief Executive Officer of the Company, effective September 30, 2005. This letter (the “Agreement”) will confirm the agreement between you and the Company regarding your retirement from the Company:

1. You agree to retire and resign, effective as of September 30, 2005, from your positions as an officer and director of the Company, AnnTaylor, Inc., and all other direct and indirect subsidiaries of the Company. Your date of separation from employment with the Company and its subsidiaries will be September 30, 2005 (the “Retirement Date”).

2. With the exception of the penultimate sentence of section 3(b), section 9 (as modified hereby) and sections 10 and 16 of the Employment Agreement, which shall continue in full force and effect following the Retirement Date, the Employment Agreement shall be terminated as of the Retirement Date and, except as set forth below, no benefits shall be paid thereunder.

3. In consideration of your executing the release substantially in the form attached hereto as Appendix A (the “Release”) on or following the Retirement Date (the “Release”), and in consideration of the representations and agreements set forth therein, the Company agrees to pay to you compensation as follows:

(a) Accrued Obligations (as defined in the Employment Agreement) as of the Retirement Date, payable as soon as practicable after the seventh day following your execution of the Release (such seventh day, the “Release Effective Date”).

(b) Payment of an amount equal to one hundred twenty-five percent (125%) of the sum of (i) your annual base salary ($950,000) and (ii) the average

Mr. J. Patrick Spainhour

March 16, 2005

of your annual bonuses earned during the three fiscal years ended January 31, 2005 ($833,409.33), in accordance with the following schedule:

(A)	$1,040,322.10 on April 1, 2006; and

(B)	$148,617.44 on the first business day of each month during the period commencing May 1, 2006 and ending December 31, 2006. The period commencing on the Retirement Date and ending on December 31, 2006 shall be referred to herein as the “Compensation Period”.

(c) Cash compensation equal to your annual bonus for fiscal year 2005, if any, pursuant to the Company’s Management Performance Compensation Plan, such Bonus to be based upon the Company’s actual performance for fiscal year 2005 and prorated to reflect the number of full or partial pay periods in fiscal year 2005 for which you were employed by the Company through and including the Retirement Date, payable on the date on which payments for such year are made to active employees under the plan.

(d) Continuation of your medical and life insurance coverage as in effect immediately prior to the Retirement Date during the Compensation Period.

(e) Cash compensation in an amount equal to the incentive compensation payment you would have received, if any, under the Company’s Long Term Cash Incentive Compensation Plan for the fiscal 2003 – 2005 Performance Cycle (to the extent any such payments are due under such plan), payable on the date on which payments for such performance cycle are made to active employees under the plan.

(f) As of the Release Effective Date, the stock options listed on Appendix B attached hereto, granted to you by the Company (collectively, the “Options”), shall, in accordance with the provisions of Section 7(d)(5) of the Employment Agreement, become fully vested and remain outstanding until 90 days following the end of the Compensation Period. Any options remaining unexercised after such date shall be cancelled at such time. Notwithstanding the foregoing, no Option shall remain exercisable beyond the expiration of its original ten year term.

(g) The restricted stock awards listed on Appendix C attached hereto, granted to you by the Company (collectively, the “Restricted Stock Awards”) shall vest on the Release Effective Date.

All payments made under this section 3 of this Agreement (including the vesting of restricted stock awards pursuant to paragraph (g) above) shall be made subject to any applicable tax withholding.

Mr. J. Patrick Spainhour

March 16, 2005

4. You acknowledge that, notwithstanding anything contained in the Employment Agreement, you will remain subject to the provisions of section 9 throughout the Compensation Period.

5. Notwithstanding anything in this Agreement to the contrary, in the event that you take any action in contravention of the non-solicitation or confidentiality provisions contained in sections 9 (as modified hereby) and 10 of the Employment Agreement, or in material violation of the terms of this Agreement, you will immediately forfeit your right to any future payments to or benefits under paragraph 3 of this Agreement, and all Options shall no longer be exercisable and shall be immediately cancelled.

6. On the Retirement Date, you shall return all property of the Company and its affiliates in your possession, including, but not limited to, credit cards, security key cards, telephone cards, cell phones, car service cards, computers, computer software or hardware, identification cards, records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company or its affiliates.

7. You agree not to take any action or to make any statement, written or oral, that disparages the business or management of the Company or any Related Persons (as defined in the Release). You further agree not to take any action that is intended to damage (or would reasonably be perceived as likely to cause damage to) the business or reputation of the Company or any Related Persons, or that interferes with, impairs or disrupts the normal operations of the Company or any Related Persons.

8. If you do not execute the Release within twenty-one days immediately following the Retirement Date, or if you revoke the Release prior to the Release Effective Date, this Agreement shall be null and void and no benefits will be paid or available to you hereunder.

9. Until the Retirement Date, the Employment Agreement shall remain in full force and effect and govern the rights and obligations of the parties thereto. From and after the Retirement Date, the terms in this Agreement, the Release and the penultimate sentence of section 3(b), section 9 (as modified hereby) and sections 10 and 16 of the Employment Agreement will constitute the entire agreement between you and the Company and may not be altered or modified other than in a writing signed by you and the Company. You represent that in executing this Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by the Company or any of its agents, representatives, attorneys or any Related Persons with respect to the subject matter, basis or effect of this Agreement, or otherwise.

10. This Agreement will be governed by the laws of the State of New York, without reference to its choice of law rules.

Mr. J. Patrick Spainhour

March 16, 2005

If this letter correctly sets forth our understanding, please so signify by signing and dating the enclosed copy of this letter and returning it to me.

Very truly yours,

AnnTaylor Stores Corporation

By:	/s/ Robert C. Grayson

AGREED TO AND ACCEPTED:

/s/ J. Patrick Spainhour

Dated: March 16, 2005